Exhibit Number 99.2

January 25, 2012

Board of Directors

Community Health Systems, Inc.

c/o Rachel A. Seifert, Corporate Secretary

4000 Meridian Boulevard

Franklin, Tennessee 37067

Dear Community Health Systems Board Member:

On behalf of the CtW Investment Group, I am writing to follow up on our correspondence from September 2010 to April and May 2011. While we would have appreciated in-person and direct discussions with you or your executive team, we understand that such discussions would have been limited to information that had been made publicly available to all investors in compliance with SEC regulations.

Nevertheless, our communications with Community Health Systems (CHS) staff and directors at the annual meeting as well as its public filings (including your April 28, 2011 investor presentation) have reassured us as to the seriousness with which CHS takes the current federal investigations and the Board’s commitment to overseeing a robust culture of compliance within the Company. As we have repeatedly noted in our communications both with you and with shareholders, our analysis has been based on publically available data, which cannot definitively demonstrate the existence of improper billing or admissions practices.

While we take great pains to present data on hospitals and hospital companies in a fair and objective manner – for instance by adjusting admissions rates to reflect reported differences in admissions rates by acuity and geography – the actual distribution of health care services and patient needs within any community will always be more complex than can be fully accounted for through such standard statistical methods. CHS has correctly pointed out that there are many other factors that can affect the admissions rates evident in the publicly available data beyond the underlying admissions practices, including the size and complexity of the facility, the availability of services at the facility, the nature of services available elsewhere in the community, the distances patients travel, the time of day that a patient is seen, as well as training, experience, and familiarity with the patient population by the various treating physicians. We also note that CHS’s efforts to shorten overall length of stay may affect the publicly available data on short-stay admissions in ways that are difficult to adjust for statistically.

We have also reviewed the Company’s disclosures about the investigations it has undertaken and the Board’s oversight and risk assessment activities. We appreciate that CHS has a long history of compliance with government reimbursement and other regulations and we are satisfied that the company, its management and the Board are committed to acting in accordance with their respective duties and obligations.

Sincerely,

William Patterson,

Executive Director

cc:	Office of Inspector General, U.S. Department of Health and Human Services